Exhibit 99.1

Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: Ed Job, CFA ph: (646)213-1914
Or pjwallis@newgenerationbiofuels.com	Or ed,job@ccgir.com
Rob Schatz ph: (212) 370-4500
Or:Rob@wolfeaxelrod.com

New Generation Biofuels Completes $1.64 Million in Second Round of
Private Placement, Bringing Total to $3.17 Million in March

LAKE MARY, FLORIDA, March 31, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NASDAQ: NGBF), (“New Generation Biofuels”), announced today that it has raised $1.64 million in a second round of its March 2009 private placement. In the aggregate, the company has raised $3.17 million in its private placement this month.

In the second round, the company issued 2,050,000 shares of its common stock at a price of $0.80 per share.  The investors also received five-year warrants exercisable for a number of shares of common stock equal to the same number of shares they purchased at an exercise price of $0.90 per share, for a total of 2,050,000 shares.  The closing bid price of our common stock on the Nasdaq Capital Market on the day of the closing, March 30, 2009, was $0.68 per share.

The lead investor in this second closing was 2020 Energy LLC. The managing member of 2020 Energy has partnered with the inventor of the company’s proprietary biofuel technology, Ferdinando Petrucci, to form PTJ Bioenergy Holdings Ltd.  PTJ Bioenergy (by assignment from Mr. Petrucci) is the licensor of the company’s technology. As a result of this transaction, 2020 Energy now holds 7.3 million shares, or approximately 29.5%, of the Company’s outstanding common stock. 2020 Energy first became an affiliate when they purchased 5,301,300 shares of the Company’s common stock from Global Energy Holdings Group, Inc. (formerly Xethanol Corporation) on March 17, 2009.

 “We consider this additional investment from 2020 Energy as a sign of confidence in our technology and our business model,” stated Cary Claiborne, Chief Executive Officer of New Generation. “We are very pleased to have completed a second successful closing of our private placement in less than a month, and we believe it demonstrates our ability to attract investors during these challenging economic conditions.”

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we market as a new class of biofuel for power generation, commercial and industrial heating and marine use.  We believe our proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks associated with a development stage business in the volatile alternative fuels industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our subsequent Quarterly Reports on Form 10-Q .